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                                  EXHIBIT 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)



                                     Year Ended December 31,
                          ----------------------------------------------
                           1991      1992      1993      1994     1995
                          ------    ------    ------    ------   -------
Fixed Charges:
  Interest Cost         $ 63,986  $ 73,776  $ 79,194  $ 80,807  $ 77,237
  1/3 rent expense        3,725     4,495     4,819     5,227     5,976
                        -------   -------   -------   -------   -------
Total Fixed Charges      67,711    78,271    84,013    86,034    83,213
                        =======   =======   =======   =======   =======

Add (Deduct):
  Earnings before
  Income Taxes           73,609   129,452   189,168   288,923   823,804
  Interest Capitalized     (723)   (7,354)  (15,904)   (9,294)   (6,187)
                        -------   -------   -------   -------   -------
Earnings-Fixed Charges $140,597  $200,369  $257,277  $365,663  $900,830
                        =======   =======   =======   =======   =======

  Ratio of Earnings to
    Fixed Charges          2.08      2.56      3.06      4.25    10.83
                        =======   =======   =======   =======   =======